Exhibit 10.1

Option No.: NQ-______________________	Grantee: _____________________

Grant Date: May 11, 2005	Date First Exercisable: May 11, 2006

Expiration Date: May 11, 2015	Number of Shares: ______________

Exercise Price Per Share: $11.50

Dear ______________:

Re:	Stock Option Grant

                    I am pleased to inform you that Spartan has granted to you under the Spartan Stores, Inc. 2001 Stock Incentive Plan the option to purchase the shares of Spartan's Common Stock described above. By accepting this grant, you agree that the stock options and shares to be issued upon exercise are subject to the terms and conditions of this letter and the Plan (which are incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control.

                    NQSO Grant. Spartan grants to you an option to purchase shares of Spartan Common Stock, as set forth above. This option is a non-qualified option and is not an incentive stock option as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended.

                    Term and Vesting. Your right to exercise this option according to its terms shall commence on the "Date First Exercisable" shown above and shall terminate on the "Expiration Date" shown above, unless earlier terminated under the Plan. Your right to exercise this option shall vest over a four-year period as follows: twenty-five percent (25%) of the shares optioned under this grant shall vest on the "Date First Exercisable", and twenty-five percent (25%) of the shares shall vest on each of the first, second and third anniversaries of the "Date First Exercisable," in each case rounded to the nearest whole number of shares.

                    Purchase Price; Payment. The price of the shares of Common Stock to be purchased upon exercise of this option shall be the "Exercise Price Per Share" set forth above, subject to adjustment as provided in the Plan. Unless the Committee (as defined in the Plan) allows other methods of payment, you shall pay the exercise price in cash. If you are permitted to make payment in the form of Mature Shares (as defined in the Plan), the shares shall be valued at their Market Value (as determined under the Plan) at the time of delivery to Spartan.

                    Exercise of Option. You may exercise the vested and exercisable portion of this option, in whole or in part, by an executed notice of exercise, which shall be effective upon receipt by Spartan's Benefits Manager or his or her designee or successor at Spartan's main office, accompanied by full payment (as set forth above) of the option price. The notice shall set forth the number of shares to be purchased and shall indicate your instructions with respect to a reasonable time and place for delivery of certificates for the shares. Upon payment of the purchase price and any required withholding amount, Spartan will deliver a certificate or certificates for such shares; provided, however, that delivery may be postponed for such period as may be required for Spartan with reasonable diligence to comply with any registration requirements under any securities laws or any other laws or regulations applicable to the issuance, listing or transfer of such shares, or any agreements or rules of the Nasdaq Stock Market. If you fail to accept delivery of and pay for all or any of the shares specified in the notice upon tender or delivery of the shares, your right to exercise the option with respect to such undelivered shares will terminate. However, your remaining options not yet exercised or terminated shall continue in force.

                    Termination of Employment or Competition. This option shall terminate at the times provided in the Plan after your death, disability, retirement or the termination of your employment with Spartan or its subsidiaries, or if you enter into Competition (as defined in the Plan) with Spartan.

                    Non-transferability of Option. This option or any rights therein shall not be sold, exchanged, assigned, or otherwise transferred or pledged or otherwise encumbered in whole or in part, except by will or the laws of descent or distribution, and is exercisable during your lifetime only by you or your guardian or legal representative. If any sale, exchange, assignment, transfer, pledge or encumbrance of this option or any rights therein shall be made or attempted, or if any attachment, execution, garnishment or lien shall be issued against or placed upon this option, this option shall be void and of no further effect.

                    Certifications. You represent and warrant that (1) you are acquiring this option for your own account and investment and without any intent to distribute any shares upon exercise of the option and (2) you have been furnished and have read the most recent Annual Report to Shareholders of Spartan and the Plan Description relating to the Plan. You shall not resell or distribute the shares received upon exercise of the option except in compliance with such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

                    Binding Effect; Amendment. This letter agreement and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and Spartan.

Very truly yours,

Craig C. Sturken
Chairman, President & CEO